150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Earth Science Tech, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The shares of such series shall be designated as "Class A Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series shall be Five Million Two Hundred Thousand 5,200,000.

Voting Rights. Except as otherwise required by Nevada law, the holder of preferred stock, as a class allocated among them pari pasu, shall have a number of common votes equal to 52% of the total number common stock votes (including the common votes of the class A preferred stock), which equals .7904 (common shares outstanding)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature] CEO

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.